As filed with the Securities and Exchange Commission on November 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

Central Vermont Public Service Corporation
(Exact name of registrant as specified in its charter)
____________________

Vermont (State or other jurisdiction of incorporation or organization)	03-0111290 (IRS Employer Identification Number)

77 Grove Street
Rutland, Vermont 05701
(800) 649-2877
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
____________________

DALE A. ROCHELEAU, ESQ. Senior Vice President, General Counsel and Corporate Secretary Central Vermont Public Service Corporation 77 Grove Street Rutland, VT 05701 (800) 649-2877	FRANK LEE, ESQ. Day Pitney LLP 7 Times Square New York, NY 10036 (212) 297-5800

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
____________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement files pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                     ☐                       Accelerated filer                           ☒

Non-accelerated filer                       ☐                     Smaller reporting company            ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee (2)
Shares of Common Stock, $6 Par Value	1,240,000	$18.91	$23,448,400	$1,308.42

(1)
This registration statement covers such an indeterminate amount of common stock as may be sold, from time to time, at indeterminate prices, by the registrant.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of common stock of the registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)
The proposed maximum aggregate price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, using the average of the high and low prices as reported on the New York Stock Exchange on November 4, 2009, which was $18.91 per share.

(3)
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein will be used as a combined prospectus and will relate to an aggregate of 2,800,000 shares of common stock, consisting of (a) the 1,240,000 shares of common stock being registered hereby and (b) 1,560,000 shares of common stock that are as yet unsold that previously were registered under the Company’s Registration Statement on Form S-3 (No. 333-151019) that was declared effective by the Commission on June 30, 2008.  The registration fee set forth in this Registration Statement does not include the registration fee of $1,389.25 that was previously paid with respect to the previously registered securities.

____________________

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and the offering registered on a previously filed registration statement. This registration statement is both a new registration statement with respect to the offer and sale of the 1,240,000 shares of common stock  registered hereby and Post-Effective Amendment No. 1 to the registrant’s registration statement on Form S-3 (File No. 333-151019), as initially filed with the Securities and Exchange Commission on May 19, 2008 and declared effective on June 30, 2008, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.  If securities previously registered under registration statement File No. 333-151019 are offered and sold before the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2009

Prospectus

$55,000,000

Central Vermont Public Service Corporation

Common Stock

We may offer, from time to time and in one or more offerings, up to $55,000,000 of our common stock.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in these securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents, underwriters or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents, underwriters or dealers and any applicable fees, commissions or discounts.  Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.  We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities.

Our common stock is traded on the New York Stock Exchange under the symbol “CV.”  On November 5, 2009, the closing price of our common stock on the New York Stock Exchange was $19.46.

Investing in our securities involves risks.  See “RISK FACTORS” beginning on page 4 for information you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may offer the securities described in this prospectus in one or more offerings up to a total dollar amount of $55,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in that prospectus supplement.  You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information contained in this prospectus and the prospectus supplement, including the information incorporated by reference.  Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.  We are not offering the securities in any state where such an offer is prohibited.  You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.  Our business, financial condition, results of operations and prospects may have changed since any such date.

The terms “we,” “our,” “us” and “the Company,” as used in this prospectus, refer to Central Vermont Public Service Corporation together with its subsidiaries.

OUR COMPANY

Our Business

We are the largest electric utility in Vermont.  We engage principally in the purchase, production, transmission, distribution and sale of electricity.  We serve approximately 159,000 customers in 163 of the towns and cities in Vermont.  Our Vermont utility operation is our core business.  We typically generate most of our revenues through retail electricity sales.  We also sell excess power, if any, to third parties in New England and to ISO-New England, the operator of the region’s bulk power system and wholesale electricity markets.  The resale revenue generated from these sales helps to mitigate our power supply costs.

Our wholly-owned subsidiaries include:

•
Custom Investment Corporation, or Custom Investment, which was formed for the purpose of holding passive investments, including the stock of our subsidiaries that invest in regulated business opportunities.  On October 13, 2003, we transferred our shares of Vermont Yankee Nuclear Power Corporation, or Vermont Yankee, to Custom Investment.  On September 2, 2009, we filed a petition with the Vermont Public Service Board, or PSB, to re-acquire the Vermont Yankee shares held by Custom Investment.  Following the transfer of the Vermont Yankee shares from Custom Investment to us, we expect to dissolve Custom Investment. We seek to accomplish the transfer of the Vermont Yankee shares and the dissolution of Custom Investment prior to January 1, 2010. The transfer of the shares to and from Custom Investment does not affect our rights and obligations related to Vermont Yankee.

•	C.V. Realty, Inc., a real estate company that owns, buys, sells and leases real and personal property and interests therein related to the utility business.
•
CVPSC – East Barnet Hydroelectric, Inc., which was formed for the purpose of financing and constructing a hydroelectric facility in Vermont and became operational September 1, 1984.  We have leased and operated it since the in-service date.

•
Catamount Resources Corporation, or Catamount, which was formed for the purpose of holding our investments in unregulated business opportunities.  Catamount’s wholly-owned subsidiary, Eversant Corporation, engages in the sale and rental of electric water heaters in Vermont and New Hampshire through a wholly-owned subsidiary, SmartEnergy Water Heating Services, Inc.

Our equity ownership interests as of December 31, 2008, are summarized below:

•
We own 58.85% of the common stock of Vermont Yankee, which was initially formed by a group of New England utilities to build and operate a nuclear-powered generating plant in Vernon, Vermont.  On July 31, 2002, Vermont Yankee sold the plant to Entergy Nuclear Vermont Yankee, LLC, or Entergy Vermont Yankee.  The sale agreement included a purchased power contract between Vermont Yankee and Entergy Vermont Yankee.  Under the purchased power contract, Vermont Yankee pays Entergy Vermont Yankee for generation at fixed rates, and in turn, bills the purchased power contract charges from Entergy Vermont Yankee with certain residual costs of service through a Federal Energy Regulatory Commission, or FERC, tariff to us and the other Vermont Yankee sponsors.  Although we own a majority of the shares of Vermont Yankee, our ability to exercise control over Vermont Yankee is effectively restricted by the purchased power contract, the sponsor agreement among the group of New England utilities that formed Vermont Yankee and the composition of the board of directors under which Vermont Yankee operates.

•
We own 47.05% of the common stock and 48.03% of the preferred stock of Vermont Electric Power Company, Inc., or VELCO, which previously owned the high-voltage transmission system in Vermont.  In June 2006, VELCO transferred substantially all of its business operations and assets to Vermont Transco LLC, or Transco, which was formed by VELCO and its owners in June 2006.  VELCO owns 14.03% of voting equity units of Transco.  VELCO’s wholly-owned subsidiary, Vermont Electric Transmission Company, Inc., was formed to finance, construct and operate the Vermont portion of the 450 kV DC transmission line connecting the Province of Quebec with Vermont and the rest of New England.

•
We own 32.72% of the voting equity units of Transco.  Transco now owns and operates the high-voltage transmission system in Vermont.  VELCO and its employees now manage the operations of Transco under a Management Services Agreement between VELCO and Transco.

•
We own two percent of the outstanding common stock of Maine Yankee Atomic Power Company, two percent of the outstanding common stock of Connecticut Yankee Atomic Power Company and three and one-half percent of the outstanding common stock of Yankee Atomic Electric Company.  All of the nuclear plants owned by these companies have been permanently shut down and have completed decommissioning.

We also own small generating facilities and have joint ownership interests in certain Vermont and regional generating facilities.

Our principal executive offices are located at 77 Grove Street, Rutland, Vermont 05701, and our telephone number is (800) 649-2877.

Other Information About Us

The above information about us is not comprehensive.  More detailed information on the matters addressed in this section is incorporated by reference in this prospectus.  For additional information about our business and affairs, including our consolidated financial statements and related notes, management’s discussion and analysis of financial condition and results of operations, and descriptions of certain laws and regulations to which we are subject, you should refer to the documents incorporated by reference in this prospectus.  These documents are listed under the heading “Where You Can Find More Information.”

RISK FACTORS

The prospectus supplement applicable to the securities we offer will contain a discussion of risks applicable to an investment in us and our common stock that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

Our business is affected by local, national and worldwide economic conditions, and due to current market volatility, we have a number of cash flow risks.

If the current economic crisis intensifies or is sustained for a protracted period of time, potential disruptions in the capital and credit markets may adversely affect our business.  There could be adverse effects on:  the availability and cost of short-term funds for liquidity requirements; the availability of financially stable counterparties for forward purchase and forward sale of power; the availability and cost of long-term capital to fund our asset management plan and future investments in Transco; additional funding requirements for our pension trust due to declines in asset values to fund pension liabilities; and the performance of the assets in our Rabbi Trust and decommissioning trust funds.

Longer-term disruptions in the capital markets as a result of economic uncertainty, changes in regulation, reduced financing alternatives, or failures of financial institutions could adversely affect our access to the funds needed to operate our business.  Such prolonged disruptions could require us to take measures to conserve cash until the markets stabilize.  In addition, if our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed, and future results of operations could be adversely affected.

The global economic crisis has resulted in a significant decline in lending activity.  We have a $40 million unsecured revolving credit facility with a bank.  Our access to funds under the revolving credit facility is dependent on our credit rating and the ability of the counterparty bank to meet the funding commitments.  The counterparty bank may not be able to meet the funding commitments if it experiences shortages of capital and liquidity or excessive volumes of borrowing requests from other borrowers within a short period of time.

Continued turbulence in the U.S. capital markets could limit or delay our ability to obtain additional outside capital on reasonable terms, and could negatively affect our ability to remarket and keep outstanding $10.8 million of our revenue bonds with monthly interest rate resets.

We have other business risks related to liquidity, including power supply outages, volatility of replacement power markets, changes in customer demand and retail sales, and reliance on Transco distributions.

An extended unplanned Vermont Yankee plant outage or similar event could have a significant effect on our liquidity due to the potentially high cost of replacement power and performance assurance requirements arising from purchases through ISO-New England or third parties.

Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.  Such measures could include deferring capital expenditures and reducing dividend payments or other discretionary uses of cash.

We currently have a $40 million credit facility to provide liquidity for general corporate purposes, including working capital needs and power contract performance assurance requirements in the form of funds borrowed and letters of credit, and we anticipate arranging an additional $15 million credit facility with another bank by the end of 2009.  We also raised $20.9 million, net of issuance costs, in a secondary offering of our common stock in November 2008.  The proceeds are being used for general corporate purposes, including investments in our core infrastructure to maintain system reliability and in Transco.  If we are ever unable to secure needed funding, we would need to review our corporate goals in response to the financial limitation.  Other material risks to cash flow from operations include: loss of retail sales revenue from unusual weather; slower than anticipated load growth and unfavorable economic conditions; increases in net power costs due to lower than anticipated margins on sales revenue from excess power or an unexpected power source interruption; required prepayments for power purchases; and increases in performance assurance requirements described above, as a result of high power market prices.

A related liquidity risk is our growing reliance on cash distributions from one of our affiliates.  Transco’s ability to pay distributions is subject to its financial condition and financial covenants in the various loan documents to which it is a party.  Although it is a regulated business, Transco may not always have the resources needed to pay distributions with respect to the ownership units in the same manner as VELCO paid in the past.

Likewise, our business follows the economic cycles of the customers we serve.  The economic downturn and increased cost of energy supply could adversely affect energy consumption and therefore impact our results of operations.  Economic downturns or periods of high energy supply costs typically lead to reductions in energy consumption and increased conservation measures.  These conditions could adversely impact the level of energy sales and result in less demand for energy delivery.  The effect of unanticipated reduced consumer demand on our revenue could be offset to a large degree, but not entirely, by the power cost and earnings sharing adjustment mechanism in the alternative regulation plan that became effective January 1, 2009.  Anticipated consumer demand is reflected in base rates set annually under the plan.

Economic conditions in our service territory also impact our collections of accounts receivable and financial results.

An inability to access capital markets at attractive rates could materially increase our expenses.

We rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. Our business is capital intensive and dependent on our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs could increase materially, our financial condition could be harmed and future results of operations could be adversely affected.

Our current credit rating is below investment grade, which could increase our capital costs and collateral requirements.

In June 2005, Standard & Poor’s Ratings Services lowered our corporate credit rating to BB+, which is below investment grade.  We believe that restoration of our credit rating is critical to our long-term success.  While our corporate credit rating remains below investment grade, the cost of capital, which is ultimately passed on to our customers, could be greater than it otherwise would be.  That, combined with collateral requirements from creditors and for power purchases and sales, makes restoration of our credit rating critical.  Looking ahead, as long-term power contracts with Hydro-Quebec and Vermont Yankee begin to expire in 2012, these ratings become even more important.  Access to needed capital is also more of a concern as a non-investment-grade company, particularly in the current U.S. credit environment.

We are subject to substantial regulation on the federal, state and local levels, and changes in regulatory or legislative policy could jeopardize our full recovery of costs.

At the federal level, the FERC regulates our transmission rates, affiliate transactions, the acquisition by us of securities of regulated entities and certain other aspects of our business.  The PSB regulates the rates, terms and conditions of service, various business practices and transactions, financings, transactions between us and our affiliates, and the siting of our transmission and generation facilities and our ability to make repairs to such facilities.  Our allowed rates of return, rate structures, operation and construction of facilities, rates of depreciation and amortization, and recovery of costs (including decommissioning costs and exogenous costs such as storm response-related expenses), are all determined within the regulatory process.  The timing and adequacy of regulatory relief directly affect our results of operations and cash flows.  Under state law, we are entitled to charge rates that are sufficient to allow us an opportunity to recover reasonable operation and capital costs and a return on investment to attract needed capital and maintain our financial integrity, while also protecting relevant public interests.  We prepare and submit periodic filings with the Vermont Department of Public Service for review and with the PSB for review and approval.  The PSB may deny the recovery of costs incurred for the operation, maintenance, and construction of our regulated assets, as well as reduce our return on investment.  Furthermore, compliance with regulatory and legislative requirements could result in substantial costs in our operations that may not be recovered.

We have risks related to our power supply and wholesale power market prices, including replacement of contracts that begin to expire in 2012.

Our material power supply contracts are with Hydro-Quebec and Vermont Yankee.  These contracts comprise the majority of our total annual energy purchases.  Combined, these contracts amounted to approximately 70 to 80 percent of our total energy purchases in 2008.  If one or both of these sources become unavailable for a period of time, there could be exposure to high wholesale power prices and that amount could be material.  Additionally, this could significantly impact liquidity due to the potentially high cost of replacement power and performance assurance collateral requirements arising from purchases through ISO-New England or third parties.  Most, but not all, incremental replacement power costs may be recovered through our power cost adjustment mechanism in the alternative regulation plan, which became effective on January 1, 2009, or we could seek emergency rate relief from our regulators if this were to occur.  Such relief may or may not be provided and, if it is provided, we cannot predict its timing or adequacy.

Our contract for power purchases from Vermont Yankee ends in March 2012, but there is a risk that the plant could be shut down earlier than expected if Entergy Vermont Yankee determines that it is not economical to continue operating the plant.  Deliveries under the contract with Hydro-Quebec end in 2016, but the level of deliveries will begin to decrease after 2012.  There is a risk that future sources available to replace these contracts may not be as reliable, and the price of such replacement power could be significantly higher than what we have in place today.

We are subject to investment price risk due to equity market fluctuations and interest rate changes.

Interest rate changes and volatility in the equity markets could impact the values of the debt and equity securities in our pension and postretirement medical trust funds and the valuation of pension and other benefit liabilities, affecting pension and other benefit expenses, contributions to the external trust funds and our ability to meet future pension and postretirement benefit obligations.  Interest rate changes and volatility in the equity markets could also impact the value of the debt securities in our nuclear decommissioning trust.

Active employee and retiree healthcare and pension costs are a significant part of our cost structure.

The costs associated with healthcare or pension obligations could escalate at rates higher than anticipated, which could adversely affect our results of operations and cash flows.  The fair value of our pension and postretirement trust fund investments decreased $16.3 million during 2008, principally due to the decline in the equity markets, and, as of September 30, 2009, the market value of the investment in the funds had increased by approximately $21.7 million.  Reduced trust fund asset values could result in increased benefit costs in future years and may increase the amount and accelerate the timing of required future funding contributions.

The demand for our services and our ability to provide them without material unplanned expenses are directly affected by weather conditions, especially ice and snow storms.

We serve a largely rural, rugged service territory with dense forestation that is subject to extreme weather conditions.  Storm activity has been significant in recent years, with the two most expensive storms in our history occurring in 2007 and 2008.  Our results of operations can be affected by changes in weather.  Severe weather conditions such as ice and snow storms, high winds and natural disasters may cause outages and property damage that may require us to incur additional costs that are generally not insured and that may not be recoverable from customers.  The effect of the failure of our facilities to operate as planned under these conditions would be particularly burdensome during a peak demand period.  We typically receive the five-year average of storm restoration costs in our rates, but unexpected storms or extraordinarily severe weather can dramatically increase costs, with a significant lapse of time before we recover these costs through our rates.  Weather conditions also directly influence the demand for electricity.

The loss of key personnel or the inability to hire and retain qualified employees and directors could have an adverse effect on our business, financial condition and results of operations.

Our operations depend on the continued efforts of our employees.  Retaining key employees and maintaining the ability to attract new employees are important to both our operational and financial performance.  A significant portion of our workforce, including many workers with specialized skills maintaining and servicing the electrical infrastructure, will be eligible to retire over the next five to 10 years.  Also, members of our management, key employees or directors may leave the company unexpectedly. Such highly skilled individuals and institutional knowledge cannot be quickly replaced due to the technically complex work they perform.

On August 24, 2009, Mary Alice McKenzie (Chairwoman) and Bruce M. Lisman resigned from our Board of Directors, or Board.   On November 3, 2009, we appointed two independent directors to our Board.  John M. Goodrich (59) was appointed to the Board and Elisabeth B. Robert (54) was appointed as an Advisory Director.  The Board appointed Mr. Goodrich to fill an exiting director’s term that expires in 2010.  Ms. Robert will serve as advisory director in anticipation of her nomination and election to serve as director at the May 4, 2010, Annual Meeting of Stockholders in a class whose term will expire 2011.  Currently, Robert H. Young, our President and Chief Executive Officer, is serving as the Interim Chairman of the Board.

Anti-takeover provisions of Vermont law, our articles of association and our bylaws may prevent or delay an acquisition of us that stockholders may consider favorable or attempts to replace or remove our management that could be beneficial to our stockholders.

Our articles of association and bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board.  They provide for our Board to be divided into three classes serving staggered terms of three years and permit removal of directors only for cause by the holders of not less than 80 percent of the shares entitled to vote (except where our Senior Preferred Stock has a right to participate in voting after certain arrearages in payments of dividends).  Additionally, they require advance notice of stockholder proposals and stockholder nominations to the Board.  They also impose restrictions on the persons who may call special stockholder meetings.  Furthermore, Vermont law allows directors to consider the interests of constituencies other than stockholders in determining appropriate Board action on a recommendation of a business combination to stockholders.  The approval of a U.S. government regulator or the PSB will also be required of certain types of business combination transactions, and approval of the PSB is required before any acquisition could occur.  These provisions may delay or prevent a change of control of us even if this change of control would benefit our stockholders.

Our ability to provide energy delivery and commodity services depends on our operations and facilities and those of third parties, including ISO-New England and electric generators from whom we purchase electricity.

The loss of use or destruction of our facilities or the facilities of third parties that are used in providing our services, or with which our electric facilities are interconnected, due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and/or replacement of assets. While we carry property insurance to protect certain assets and general regulatory precedent may provide for the recovery of losses for such incidents, our losses may not be fully recoverable through insurance or customer rates.

We use derivative instruments, such as forward contracts, to manage our commodity risk, principally power availability and cost.

We could recognize financial losses as a result of volatility in the market values of these contracts. We also bear the risk of a counterparty failing to perform.  While we employ prudent credit policies and obtain collateral where appropriate, counterparty credit exposure cannot be eliminated, particularly in volatile energy markets.

Our ability to hedge our commodity market risk depends on our ability to accurately forecast supply and demand in future periods.  Because of changes in weather, customer demand and availability of sources from period to period, we may hedge amounts that are greater or less than our actual commodity deliveries.  Gains or losses on ineffective hedges are marked to market, but we have received approval for regulatory accounting treatment of these mark-to-market adjustments, so there is no impact on our income statement.  We cannot guarantee that such approval for regulatory accounting treatment will remain in place.

We are subject to extensive federal, state and local environmental regulation that could increase our costs.

We are subject to federal, state and local environmental regulations that monitor, among other things, emission allowances, pollution controls, maintenance, site remediation, equipment upgrades and management of hazardous waste.  Various governmental agencies require us to obtain environmental licenses, permits, inspections and approvals.  Compliance with environmental laws and requirements can impose significant costs, reduce cash flows and result in plant shutdowns or reduced plant output and could have a material adverse effect on our financial position, results of operations or cash flows.

In addition, global climate change issues have received an increased focus on the federal and state government levels which could potentially lead to additional rules and regulations that impact how we operate our business, including power plants we own and general utility operations.  The ultimate impact on our business would be dependent upon the specific rules and regulations adopted and cannot be determined at this time.

Any failure by us to comply with environmental laws and regulations, even if due to factors beyond our control or reinterpretations of existing requirements, could also increase costs.  Existing environmental laws and regulations may be revised or new laws and regulations seeking to protect the environment may be adopted or become applicable to us.  The cost impact of any such legislation would be dependent upon the specific requirements adopted and cannot be determined at this time.

Adoption of new accounting pronouncements and application of ASC 980, Regulated Operations (formerly SFAS No. 71), can impact our financial results.

Under Accounting Standards Codification (ASC) 980, Regulated Operations, we account for certain transactions in accordance with permitted regulatory treatment whereby regulators may permit incurred costs, typically treated as expenses by unregulated entities, to be deferred and expensed in future periods when recovered through future revenues.  In the event that we no longer meet the criteria under ASC 980 and there is not a rate mechanism to recover these costs, we would be required to write off $15 million of regulatory assets (total regulatory assets of $58.1 million less pension and postretirement medical costs of $43.1 million), $2.8 million of other deferred charges - regulatory and $9 million of other deferred credits - regulatory.  This would result in a total extraordinary charge to operations of $8.8 million on a pre-tax basis as of September 30, 2009.  We would be required to record pre-tax pension and postretirement benefit costs of $42.4 million to Accumulated Other Comprehensive Loss and $0.7 million to Retained Earnings as reductions to stockholders’ equity.  We would also be required to determine any potential impairment to the carrying costs of deregulated plant.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus and in documents incorporated by reference in this prospectus are “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future.  These statements may use words such as “expect,” “believe,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions as they relate to us or our management.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us.  There can be no assurance that future developments affecting us will be those that we have anticipated.

Factors exist that could cause our actual results to differ materially from the expected results described in or underlying our company’s forward-looking statements.  Some of these factors are described under “Risk Factors” in this prospectus, in our Annual Report on Form 10-K and in similar sections of documents incorporated into this prospectus by reference.  Such factors include:

•	the actions of regulatory bodies with respect to allowed rates of return, continued recovery of regulatory assets and application of alternative regulation;
•	liquidity risks;
•	performance and continued operation of the Vermont Yankee nuclear power plant;
•	changes in the cost or availability of capital;
•	our ability to replace or renegotiate our long-term power supply contracts;
•	effects of and changes in local, national and worldwide economic conditions;
•	effects of and changes in weather;
•	volatility in wholesale power markets;
•	our ability to maintain or improve our current credit ratings;
•	the operations of ISO-New England;
•	changes in financial or regulatory accounting principles or policies imposed by governing bodies;
•	capital market conditions, including price risk due to marketable securities held as investments in trust for nuclear decommissioning, pension and postretirement medical plans;
•	changes in the levels and timing of capital expenditures, including our discretionary future investments in Transco;
•	the performance of other parties, including Vermont utilities and Transco, in joint projects;
•	our ability to successfully manage a number of projects involving new and evolving technology;
•	our ability to replace a mature workforce and retain qualified, skilled and experienced personnel; and
•	other presently unknown or unforeseen factors.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results.  We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements.  All the forward-looking statements are expressly qualified in their entirety by reference to the factors discussed under the caption “Risk Factors” in this prospectus, in our Annual Report on Form 10-K and in similar sections of documents incorporated into this prospectus by reference.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we anticipate using the net proceeds received from the sale of any securities for general corporate purposes, including the repayment of debt, capital expenditures, investments in Transco and working capital requirements.  We have not allocated any portion of the net proceeds for any particular use at this time.  The net proceeds may be invested temporarily until they are used for their stated purpose.  We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of:  19,000,000 shares of common stock, $6 par value; 500,000 shares of preferred stock, $100 par value; 1,000,000 shares of preferred stock, $25 par value (preferred stock with a $100 par value and $25 par value are collectively called “Senior Preferred Stock”); and 1,000,000 shares of preference stock, $1 par value (“$1 Par Value Preference Stock,” and together with Senior Preferred Stock, “Preferred Stock”).

Common Stock Dividend Rights

Our Board may declare dividends on the common stock payable then or thereafter out of any remaining surplus or net profits whenever all dividends accrued on all shares of Preferred Stock have been paid or set aside, subject to the additional limitations described below.  Each class and series of the Preferred Stock is entitled, when and as declared by the Board, to cumulative quarterly dividends at the annual rate per share designated in its title, if any, in preference to any common stock and any other stock ranking junior to the Preferred Stock (“Junior Stock”).

So long as any Senior Preferred Stock is outstanding, certain additional limitations exist on our right to declare dividends on, make distributions of, or acquire, our common stock. Except when and as otherwise authorized by the vote of at least two-thirds of the shares of each class of Senior Preferred Stock:  (1) if Common Stock Equity (as defined below) is less than 20% of Total Capitalization (as defined below), within certain time requirements, we may not declare dividends on our common stock that exceed 50% of the Net Income Available for Dividends (as defined below) for the twelve consecutive calendar months immediately preceding the month in which such dividend is declared; and (2) if the Common Stock Equity is less than 25% but more than 20% of Total Capitalization, within certain time requirements, we may not declare dividends on our common stock that exceed 75% of the Net Income Available for Dividends for the twelve consecutive calendar months immediately preceding the month in which such dividend is declared.

Total Capitalization means the sum of (a) the principal amount of all outstanding indebtedness of the Company represented by bonds, notes or other evidences of indebtedness maturing by their terms more than one year from the date of issue thereof, (b) the aggregate amount of par or stated capital represented by all issued and outstanding capital stock of all classes of the Company having preferences as to dividends or upon liquidation over its common stock and (c) our Common Stock Equity.

Common Stock Equity means the sum of the amount of par or stated capital represented by all issued and outstanding common stock, all premiums on capital stock of the Company of all classes, and the surplus (including paid-in or capital surplus) of the Company, less (i) unamortized debt discount and expense, unamortized extraordinary property losses and capital stock discount and expense set forth on the asset side of the balance sheet, and (ii) the excess, if any, of the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Company of all outstanding shares of the Company having a preference as to dividends or upon liquidation over the common stock, over the aggregate amount of par or stated capital represented by such outstanding shares; provided that no deduction must be made in the determination of Common Stock Equity for any of the amounts or items referred to in clauses (i) and (ii) of this paragraph, which are, at the time of the determination of the Common Stock Equity, being amortized or provided for by reserve.  The surplus accounts included in the computation of Common Stock Equity must be adjusted to eliminate the amount, if any, by which electric plant adjustments exceed reserves provided therefore, as then stated on the books of the Company.

Net Income Available for Dividends for any period is the net income available for dividends on the common stock of the Company for such period determined in accordance with such system of accounts as may be prescribed by the PSB or any successor regulatory commission or agency of the State of Vermont having the same or similar jurisdiction over accounts, or, in the absence thereof, in accordance with sound accounting practice.

Indentures

The indentures relating to our first mortgage bonds contain restrictions on dividends.  We may not permit dividends or other restricted payments (as described below) if the aggregate amount of all restricted payments, per the terms of the Central Vermont Public Service Corporation Indenture of Mortgage, dated as of October 1, 1929, as amended and restated by the Forty-Fourth Supplemental Indenture and supplemented and amended by any other supplemental indentures, would exceed the sum of (A) $77,573,865 plus (B) the Company’s net income earned since January 1, 2001 up to the end of the month preceding the month in which such restricted payment is to be made (or minus such net income if such net income is a loss).  Restricted payments include non-excepted declarations or payments of dividends, distributions, payments, purchases, redemptions, retirements of capital stock or warrants, rights or options.

As of September 30, 2009, $73.3 million of our retained earnings were free of indenture restrictions.

Sinking Fund Provisions

We may pay or set apart amounts for any sinking fund for the retirement of Preferred Stock and, after all amounts required for any such sinking fund have been so paid or set apart, the Board may then declare dividends on the Junior Stock to be paid then or thereafter out of any remaining surplus or net profits or redeem Junior Stock.  So long as we are in arrears in any mandatory sinking fund payment on our preferred stock, $100 par value, we are also prohibited from purchasing or redeeming Junior Stock.

Voting Rights

Each share of common stock is entitled to one vote and there is no right to cumulative voting.  Except as noted below, our directors must be elected by a plurality of the votes cast by the holders of common stock.  A majority of all shares of common stock is required to amend our articles of association except that an affirmative vote of 80% of the outstanding shares of common stock is required to alter, amend or repeal Subdivision 21 of the articles of association, which pertains, in part, to the number and classification of directors and the vote required to amend certain provisions of our articles of association and by-laws.

If and when dividends accrued on any class of the Senior Preferred Stock exceed an amount equivalent to two full quarterly dividends, so long as unpaid dividends accrued on the Senior Preferred Stock exceed said amount, each share of such class or classes of the Senior Preferred Stock has, subject to the qualification in the last sentence of this paragraph, the same voting power as does a share of common stock, except that if dividends payable on such class or classes of the Senior Preferred Stock are in arrears in an amount equal to or exceeding four quarterly dividends on all series of such class or classes of the Senior Preferred Stock and such arrearages have not been paid, the Senior Preferred Stock, voting separately as one class, has the right to elect the majority of the Board, and the holders of Junior Stock entitled to vote will be entitled to elect the remaining members of the Board (without voting participation by the Senior Preferred Stock).  In exercising such voting rights, (i)  the preferred stock, $100 par value, will have one vote per share and (ii)  the preferred stock, $25 par value, will have one vote per share, except that it will have one-quarter vote per share when voting to elect a majority of the Board according to the preceding sentence.

If dividends payable on the $1 Par Value Preference Stock are in arrears in an amount equal or exceeding six quarterly dividends on all shares of series of $1 Par Value Preference Stock, until all arrearages have been paid, the $1 Par Value Preference Stock, voting separately as one class has the right to elect two directors, and the holders of Senior Preferred Stock and Junior Stock will be entitled to elect the remaining members of the Board in accordance with their respective rights.

Other Rights of Our Senior Preferred Stock

As long as any Senior Preferred Stock is outstanding (and certain other requirements are met), we will not, unless two-thirds of the shares of all Senior Preferred Stock agree otherwise, (i) authorize any shares of Senior Preferred Stock in addition to the ones currently authorized, (ii) make any changes to the express terms and provisions of the Senior Preferred Stock, (iii) reduce below $3,280,554 the aggregate amount of capital represented by common stock on the books of the Company, unless any state or federal authority, with jurisdiction, has permitted the Company to do so, or (iv) issue any shares of Senior Preferred Stock or any securities convertible into shares of Senior Preferred Stock unless, among other requirements, the par value of our Junior Stock to be outstanding immediately after such issuance, plus earned surplus, premium on Junior Stock and capital surplus arising from any reduction in the par or stated value of Junior Stock, shall be at least equal to the par value of the Senior Preferred Stock to be outstanding immediately after such issuance.

Liquidation Rights; Terms of Conversion; Preemptive Rights; Extraordinary Corporate Transactions

Upon any liquidation, dissolution or winding up, only after payment in full to holders of each series of the Preferred Stock will our remaining net assets be paid or distributed to the holders of the common stock, ratably according to the number of shares held by each.  The common stock has no conversion rights.  Holders of the common stock have no pre-emptive rights.  The common stock is not liable to further calls or to assessment.

For a description of provisions in our articles of association or by-laws that may have an effect of delaying, deferring or preventing a change in control and would operate only with respect to an extraordinary corporate transaction see the section titled “Anti-Takeover Effects of Our Articles of Association, By-laws and Vermont Law.”

The foregoing is qualified in its entirety by our articles of association, as amended, which you should consult for additional information.  Our articles of association are incorporated herein by reference as if set forth in their entirety.

Listing

Our common stock is traded on the New York Stock Exchange under the symbol “CV.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

ANTI-TAKEOVER EFFECTS OF OUR ARTICLES OF ASSOCIATION,
BY-LAWS AND VERMONT LAW

Business combinations.  Under Vermont law, in order to effect a business combination, a corporation’s board of directors must recommend, subject to any conditions, the proposed business combination to the shareholders, and at least a majority of the shareholders must approve such business combination.  A business combination includes a merger or sale, lease, exchange, or other disposition of all, or substantially all, of the corporation’s property other than in the usual and regular course of business.  Vermont law allows for the articles of incorporation or the board of directors to prescribe that a greater vote than a majority of all votes entitled to be cast is required to approve a business combination.  Our articles of association do not have such provision.  However, pursuant to our articles of association, so long as shares of any series of preferred stock, $100 or $25 par value, are outstanding, the corporation must not, except upon the affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of all series of such preferred stock (voting together) then issued and outstanding, merge or consolidate with or into any other corporation or corporations, unless such merger or consolidation, or the issuance and assumption of all securities, to be issued or assumed in connection with any such merger or consolidation, must have been ordered, approved, or permitted by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or any regulatory authority of the United States of America, having jurisdiction in the premises.

In determining the corporation’s best interests, Vermont law permits directors of corporations with a class of voting stock registered under the Exchange Act to consider interests beyond those of the shareholders, and to determine the possibility that such interests may be best served by the continued independence of the corporation.  In particular, directors may consider: interests of the corporation’s employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations, including those of any community in which any offices or facilities of the corporation are located; and any other factors, in their discretion, they reasonably consider appropriate, including the continued independence of the corporation.

Any direct or indirect acquisition of 10% or more of our voting securities or transfer of more than 10% of our assets requires approval of the PSB.

Board role in amendments to our articles of association.  Under Vermont law, unless the articles of incorporation provide otherwise, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without shareholder action, including, if the corporation has only one class of shares outstanding, changes to the number of shares in a stock split.  Other amendments to the articles of incorporation must be recommended to the shareholders by the board of directors, and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by the provisions of the Vermont Business Corporation Act.  Our articles of association provide that a majority of all shares of common stock is required to amend our articles of association except where otherwise provided.  See “— Amendment of our by-laws” and “— Amendment of our articles of association.”  This provision may have the effect of delaying changes.

Amendment of our by-laws.  Our articles of association and by-laws provide that stockholders can amend provisions of the by-laws relating to election, number, classification, election of directors and filling vacancies on our Board only upon the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the capital stock entitled to vote in the election of directors.

Amendment of our articles of association.  Certain provisions of our articles of association may not be amended or repealed without the affirmative vote of the holders of at least 80% of our outstanding capital stock entitled to vote thereon, including:  those provisions requiring the affirmative vote of at least 80% of the voting power of all outstanding shares of our capital stock then entitled to vote in order for stockholders to amend certain provisions of our by-laws; those requiring the holders of at least 80% of our outstanding shares entitled to vote to remove directors for cause or mandating our staggered Board; and those permitting only a majority of the members of our Board to fill vacancies on our Board.

Amendments of our articles of association require approval of the PSB.

Election and removal of directors.  Our articles of association provide for the division of our Board into three classes (except where our Senior Preferred Stock has a right to participate in voting after certain arrearages in payments of dividends), as nearly as equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders.  In addition, our directors are removable only for cause by the holders of not less than 80% of the shares entitled to vote and, subject to certain exceptions, any vacancies on the Board may be filled only by the affirmative vote of a majority of the directors then in office.  Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of the Board, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the Board.

Shareholder meetings.  Our by-laws provide that our stockholders may call a special meeting only upon the request of holders of at least one-tenth of all the shares entitled to vote at such meeting.  Additionally, the Board, president or secretary may call special meetings of stockholders.

Requirements for advance notification of shareholder nominations and proposals.  Our by-laws contain advance notice procedures with respect to stockholder proposals and the nomination of persons for election to the Board, other than nominations made by the Board or pursuant to a notice by the Company.  Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice.  These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting or a special meeting of stockholders.

All the provisions described above may have an anti-takeover effect because they may discourage takeovers, attempts by others to acquire control of the Company without negotiating with our Board, or delay changes in control or management of the corporation.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways:

•	through one or more underwriters;
•	through one or more agents or dealers designated from time to time;
•	through “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	directly to one or more purchasers;
•	directly to stockholders; or
•	through any combination of the above.

The applicable prospectus supplement will state the terms of the offering of the securities and the plan of distribution, including:

•	the name or names of the principal underwriters, dealers or agents that will participate in the offering;
•	the purchase price of such securities and the net proceeds to us;
•	any underwriting discounts or agency fees, commissions, finder’s fees, and other items constituting underwriters’ or agents’ compensation;
•	any offering expenses;
•	any over-allotment options under which underwriters may purchase additional shares from us;
•	any commissions, discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  A prospectus supplement or a supplement thereto will describe the method of distribution of any series of securities.

Offerings of securities covered by this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•
on or through the facilities of the New York Stock Exchange or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the New York Stock Exchange or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

In addition, we may sell some or all of the securities covered by this prospectus through:

•
purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with us at the time of sale;

•	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

If we use any underwriters in the sale of securities, we will enter into an underwriting agreement with such underwriters prior to the time of sale, and the names of the principal underwriters used in the transaction, the respective amounts underwritten, any material relationships that we may have with any of the underwriters, and the nature of such relationships will be set forth in a prospectus supplement or a supplement thereto relating to such sale.  If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.  Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

We may directly solicit offers to purchase offered securities.  Agents designated by us from time to time may also solicit offers to purchase offered securities.  Any agent designated by us, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealer, as principal.  The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If any securities are sold through dealers or agents designated by us from time to time, the prospectus supplement will describe the plan of distribution, the terms of any agreement, arrangement, or understanding with such dealers or agents prior to the time of sale and the obligations of such agent or dealer with respect to the securities.

Unless otherwise indicated in the prospectus supplement or a supplement thereto, any such dealer or agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates.  Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.  The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and
•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

We may also sell securities directly to one or more purchasers or our stockholders, in which case underwriters or agents would not be involved in the transaction.

Certain persons participating in an offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  These transactions may occur on the New York Stock Exchange or on one or more other national securities exchanges.  Specifically, the underwriters, if any, may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option.  The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the underwriters, if any, may bid for, and purchase, these securities in the open market to stabilize the price of these securities.  Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities.  Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities.  The underwriters, if any, are not required to engage in these activities and may end any of these activities at any time.

Any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot assure you as to the liquidity of the trading market for any securities.

In connection with the sale of the securities, any underwriters, agents, dealers or others may receive compensation from us or from purchasers in the form of concessions or commissions.  The underwriters will be, and any agents, dealers or others participating in the distribution of the securities may be, deemed to be underwriters within the meaning of the Securities Act.  The agreement between us and any underwriters, agents, dealers or others will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the underwriters, agents, dealers or others against certain liabilities, including liabilities under the Securities Act.

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kenneth C. Picton, Esq., our Assistant General Counsel.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the related consolidated financial statement schedule as of December 31, 2008 and the effectiveness of Central Vermont Public Service Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2008 incorporated by reference in this prospectus by reference from Central Vermont Public Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) refer to the reports of other auditors and express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Vermont Transco LLC as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007 and for the period from June 30, 2006 (date of inception) to December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We currently file annual, quarterly and current reports and other information with the SEC.  This information is available at the SEC’s Public Reference Room at:  Public Reference Room, 100 F Street, N.E., Washington, DC 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statement, and other information regarding us and other issuers that file electronically with the SEC.

The following documents, including all exhibits thereto, are “incorporated by reference” into this prospectus, which means that important information is disclosed by referring to those documents.  We incorporate by reference the documents listed below and any future filings (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 and Item 7.01, including any financial statements or exhibits relating thereto pursuant to Item 9.01) made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all of the securities being offered under this prospectus are sold.  Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequent filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

1.           Our Annual Report on Form 10-K for the year ended December 31, 2008.
2.           Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
3.           Our Current Reports on Form 8-K filed with the SEC on January 7, 2009, January 22, 2009, February 5, 2009, February 18, 2009,
      February 24, 2009, March 12, 2009, April 7, 2009, May 8, 2009, May 11, 2009, May 18, 2009, August 7, 2009, August 24, 2009,
      October 27, 2009, November 2, 2009 and November 6, 2009.
4.   Our Proxy Statement filed with the SEC on March 26, 2009.
5.   The description of our common stock contained in the Company’s registration statement on Form 8-A pursuant to
      Section 12(b), as amended.

Documents incorporated by reference, including all exhibits thereto, are available from us without charge.  You may obtain documents incorporated by reference in this prospectus by writing or telephoning:

Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont  05701
(800) 649-2877
Attention:  Corporate Secretary

$55,000,000

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
Common Stock

_______________________________________________________________

PROSPECTUS

                                  , 2009

_______________________________________________________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC filing fee ......................................................................................................................	$1,308.42
Printing *
Legal fees and expenses *
Accounting fees *
Blue sky fees and expenses *
Miscellaneous *
Total *

* Estimated expenses are not presently known.

Item 15.   Indemnification of Directors and Officers

Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Similar indemnity is authorized for such person against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.  Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person, and incurred by such person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would otherwise have the power to indemnify that person under Section 8.50 through 8.56.

Our by-laws provide that, to the extent legally permissible, we may indemnify any of our directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against expenses actually or reasonably incurred by him or her in connection with such action, suit or proceeding.

Item 16.   Exhibits

Exhibit Number	Description of Exhibits
1*	Form of Underwriting Agreement
3(i)	Articles of Association, as amended (incorporated by reference to Exhibit 3-2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 1993)
3(ii)	By-laws, as amended (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2005)
5**	Opinion of Kenneth C. Picton, Assistant General Counsel
23.1**	Consent of Kenneth C. Picton (included in Exhibit 5)
23.2**	Consent of Deloitte & Touche LLP (Central Vermont Public Service Corporation and subsidiaries)
23.3**	Consent of KPMG LLP (Vermont Electric Power Company, Inc. and subsidiary)
23.4**	Consent of KPMG LLP (Vermont Transco LLC)
24**	Power of Attorney (included on signature page of the registration statement)

*   To be filed, if necessary, by amendment to this registration statement or as an exhibit to a periodic report under the Exchange Act.

**  Filed herewith.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant does not undertake to file a post-effective amendment pursuant to paragraphs (i), (ii) and (iii) above if the information required to be included in such post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)           To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rutland, state of Vermont, on November 6, 2009.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By:  /s/  Pamela J. Keefe
        Pamela J. Keefe
        Senior Vice President, Chief Financial Officer, and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Robert H. Young, Pamela J. Keefe, and Dale A. Rocheleau, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign a registration statement for the registration of common stock on Form S-3 under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to such registration statement, which amendments make such changes in such registration statement as deemed necessary or appropriate, and requests to accelerate effectiveness of such registration statements, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

 /s/ Robert H. Young
Robert H. Young

 /s/ Pamela J. Keefe
Pamela J. Keefe

 /s/ Robert L. Barnett
Robert L. Barnett

/s/ Robert G. Clarke
Robert G. Clarke

 /s/ William R. Sayre
William R. Sayre

 /s/ Janice L. Scites
Janice L. Scites

 /s/ William J. Stenger
William J. Stenger

 /s/ Douglas J. Wacek
Douglas J. Wacek

 /s/John M. Goodrich
John M. Goodrich

President, Chief Executive Officer,
Interim Chairman of the Board and director
(Principal Executive Officer)

Senior Vice President, Chief Financial Officer
and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Director

Director

Director

Director

Director

Director

Director
November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009 November 6, 2009